UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2006 (February 3, 2006)

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

______________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 8.01 Other Events

On February 3, 2006, Puget Sound Energy, Inc. (“PSE”), a wholly owned subsidiary of Puget Energy, Inc., and Public Utility District No. 1 of Chelan County, Washington ("Chelan") entered into a Power Sales Agreement and a related Transmission Agreement for 25% of the output of Chelan's Rocky Reach and Rock Island hydroelectric generating facilities located on mid-Columbia River in consideration of PSE's paying 25% of the operating costs of the facilities. PSE's share of the output represents approximately 487 MW of capacity and 243 a MW of energy. The agreements terminate in 2031 and provide that PSE will begin to receive power upon expiration of PSE's existing long-term contracts with Chelan for the Rocky Reach and Rock Island output (expiring in 2011 and 2012, respectively). The agreements are subject to approval by the Federal Energy Regulatory Commission and provide for PSE to make a non-refundable capacity reservation payment of $89 million within 30 days of receipt of such approval.

PSE believes that the new agreements with Chelan will lower its overall power costs during the 20-year contract period compared to other available alternatives; secure critical operational flexibility, reduce PSE's projected long-term energy and capacity deficit and continue PSE's long-term relationship with a leading public utility district.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
Dated: February 7, 2006	PUGET ENERGY, INC. PUGET SOUND ENERGY, INC. By: /s/ Jennifer L O’Connor_________________ Jennifer L. O’Connor Senior Vice President General Counsel, Chief Ethic and Compliance Officer